Circuit City Stores, Inc. Reports First Quarter Results

            Strong Sales Growth Yields First Quarter Profitability;
                     Company Reaffirms Fiscal 2007 Outlook

Richmond, Va., June 19, 2006 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2006.


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Statements of Operations Highlights

                                                       Three Months Ended May 31
                                                   2006                           2005
(Dollar amounts in millions                               % of                          % of
except per share data)                         $          Sales            $            Sales
-------------------------------------------------------------------------------------------------
Net sales................................ $  2,617.0     100.0%        $ 2,227.9       100.0%
Gross profit............................. $    640.4      24.5%        $   557.9        25.0%
Selling, general and administrative
    expenses(a).......................... $    639.4      24.4%        $   583.0        26.2%
Earnings (loss) from continuing
    operations before income taxes....... $      7.8       0.3%        $   (19.2)       (0.9)%
Net earnings (loss) from continuing
    operations........................... $      5.0       0.2%        $   (11.9)       (0.5)%
Net earnings (loss)...................... $      6.4       0.2%        $   (13.1)       (0.6)%
Net earnings (loss) per share from
    continuing operations................ $     0.03         -         $   (0.06)           -
Net earnings (loss) per share............ $     0.04         -         $   (0.07)           -

(a) The company has reclassified fiscal 2006 stock-based compensation expense from a separate line on the statements of operations to selling, general and administrative expenses, and reclassified interest income from selling, general and administrative expenses to a separate line on the statements of operations.

Balance Sheet Highlights

                                                                          May 31
(Dollar amounts in millions)                                        2006           2005          % Change
------------------------------------------------------------------------------------------       ------------
Cash, cash equivalents and short-term investments............... $    634.3     $   817.0           (22.4)%
Merchandise inventory........................................... $  1,931.4     $ 1,673.6            15.4%
Merchandise payable(a).......................................... $    995.6     $   836.4            19.0%
Long-term debt, including current installments.................. $     56.9     $    21.8           161.3%
Stockholders' equity............................................ $  1,945.8     $ 1,974.4            (1.4)%

(a) The company has reclassified May 31, 2005, balance sheet items previously presented as accounts payable to merchandise payable; expenses payable; accrued expenses and other current liabilities; and accounts receivable.



First Quarter Summary
o    Net sales grew 17.5  percent,  driven by a  comparable  store sales gain of
     14.6 percent.  Domestic segment  Web-originated  sales grew 85 percent over the prior year.
o    Gross  profit  margin  declined  57  basis  points.  The  domestic  segment contributed 32 basis points of the decline driven by increased  promotional financing costs. The international  segment  contributed 25 basis points of the decline.
o    SG&A expenses as a percentage  of sales  declined 174 basis points from the prior year,  driven by  leverage  of payroll as well as rent and  occupancy
     expenses  in  the  domestic  segment.   The   international   segment  SG&A
     expense-to-sales  ratio also improved as brand transition expenses of $11.9 million from the first quarter of fiscal 2006 were not repeated.
o    Earnings from continuing operations before income taxes were 0.3 percent of sales compared with a loss from continuing  operations  before income taxes of 0.9 percent of sales in the prior year.
o    The company reported net earnings from continuing operations of 3 cents per diluted  share  compared  with a net loss from  continuing  operations of 6 cents per diluted share in the prior year.

"We are  pleased  with our first  quarter  results  and  reaffirm  our sales and profitability  outlook for fiscal 2007. I would like to thank our Associates for
their  hard  work  in  delivering  these  improved   results,"  said  Philip  J.
Schoonover, president and chief executive officer of Circuit City Stores, Inc.

"We believe that an improved in-store customer experience contributed to increases in average ticket and conversion rate. Our multi-channel marketing efforts drove improved traffic trends in all channels, and we saw an increase in Web-originated sales picked up in our stores. The merchandising and supply chain teams delivered domestic merchandise margin stability and improved customer encountered in-stock inventory levels. The work to improve results from our international segment is now underway."

Sales

                                                   Three Months Ended
                                                         May 31                Year-Over-        Comparable Store
(Dollar amounts in millions)                     2006            2005          Year Change        Sales Change(a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $2,485.5        $2,114.7         17.5%                15.3%
International segment sales ................       131.5           113.2         16.1%                 2.4%
                                               -------------------------
Net sales...................................    $2,617.0        $2,227.9         17.5%                14.6%
                                               =========================

(a)A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include
Web-originated sales and sales from relocated stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

For the first quarter ended May 31, 2006, net sales increased 17.5 percent to $2.62 billion from $2.23 billion in the same period last year, with consolidated comparable store sales increasing 14.6 percent from the prior year.


Domestic Segment Sales
For the first quarter, net sales for the domestic segment increased 17.5 percent to $2.49 billion from $2.11 billion in the same period last year, with comparable store sales increasing 15.3 percent from the prior year. For the quarter, domestic segment Web-originated sales grew 85 percent, and domestic segment services revenues grew 175 percent over the prior year.

During the first quarter, the domestic segment relocated two Superstores and opened three new Superstores. One of the relocated Superstores replaced a store that was closed in February 2006. The company opened two outlet stores and closed two mall stores. The company also completed one remodel, which consisted of rebuilding a storm-damaged store.

The percent of sales represented by each major product category for the period ended May 31, 2006, is shown below.

Percent of Domestic Segment Sales by Category(a)
---------------------------------------------

                                                             Three Months Ended
                                                                   May 31
                                                            2006              2005
------------------------------------------------------------------------------------
Video................................................         44%              42%
Information technology...............................         29               29
Audio................................................         16               16
Entertainment........................................         11               13
                                                          --------------------------
Total................................................        100%             100%
                                                          ==========================

(a) Excludes extended warranty revenue and installation revenue

In the video category, Circuit City produced a double-digit comparable store sales increase in the first quarter. Total television comparable store sales increased by solid double digits, led by triple-digit comparable store sales growth in flat panel displays. Comparable store sales of digital imaging products and accessories increased by double digits. Growth in the category was partially offset by a single-digit decline in comparable store sales of camcorders and a double-digit decline in comparable store sales of DVD hardware.

In the information technology category, Circuit City produced a low double-digit comparable store sales increase in the first quarter driven by a double-digit comparable store sales increase in PC hardware. Comparable store sales of notebook computers and printers increased by double digits, and comparable store sales of monitors increased by single digits. Growth in the category was partially offset by a low single-digit decrease in comparable store sales of desktop computers.

In the audio  category,  Circuit City produced a double-digit  comparable  store
sales  increase  in  the  first  quarter,   primarily  reflecting   double-digit
comparable  store  sales  growth  in  portable  digital  audio  products  and  a triple-digit  increase  in  portable  digital  audio  accessories.  Double-digit comparable  store  sales  growth in mobile  audio  products  reflects  growth in navigation products.  Comparable store sales growth in portable and mobile audio products  was  partially  offset by a  mid-single-digit  comparable  store sales decline in home audio products.

In the entertainment category, Circuit City produced a single-digit comparable store sales increase in the first quarter, reflecting a double-digit comparable store sales increase in gaming products and PC software and a low single-digit increase in video software, partially offset by a double-digit comparable store sales decrease in music software.

Domestic segment extended warranty net sales were $92.3 million, or 3.7 percent of domestic segment sales, in the first quarter, compared to $85.1 million, or
4.0 percent of domestic segment sales, in the same period last year.

International Segment Sales
Circuit City's net sales for the first quarter include international segment sales of $131.5 million, compared to $113.2 million in the same period last year, an increase of 16.1 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately 9 percentage points of the international segment's first quarter net sales increase. Comparable store sales increased 2.4 percent for the quarter in local currency.

Gross Profit
The consolidated gross profit margin was 24.5 percent in the first quarter, compared with 25.0 percent in the same period last fiscal year. Domestic segment gross profit margin decreased 32 basis points. The decrease was driven primarily by increased promotional financing costs, largely related to longer promotion lengths and higher interest rates. Merchandise margin was relatively unchanged from the prior year period.

The international segment's first quarter gross profit margin decline negatively impacted the consolidated  gross profit margin by 25 basis points.  The decrease resulted primarily from margin rate declines in wireless communications. Also, a
sales  mix  shift  from  higher-margin   categories,   such  as  batteries,   to
lower-margin categories, such as computers, contributed to the decline.

Selling, General and Administrative Expenses

Consolidated

                                                                 Three Months Ended May 31
                                                               2006                    2005(a)
                                                                    % of                    % of
(Dollar amounts in millions)                                $      Sales            $      Sales
---------------------------------------------------------------------------------------------------
Store expenses.......................................    $537.9     20.6%         $500.2    22.5%
General and administrative
     expenses........................................      88.6      3.4            77.4     3.5
Stock-based compensation expense.....................       8.7      0.3             3.2     0.1
Remodel expenses.....................................         -        -               -       -
Relocation expenses..................................       1.5      0.1             2.0     0.1
Pre-opening expenses.................................       2.6      0.1             0.2       -
                                                       --------------------------------------------
Total................................................  $  639.4     24.4%        $ 583.0    26.2%
                                                       ============================================


Domestic Segment

                                                                 Three Months Ended May 31
                                                               2006                    2005(a)
                                                                    % of                    % of
(Dollar amounts in millions)                                $       Sales             $     Sales
---------------------------------------------------------------------------------------------------
Store expenses.......................................    $496.9     20.0%        $465.9     22.0%
General and administrative expenses..................      78.9      3.2            57.0     2.7
Stock-based compensation expense.....................       7.6      0.3             3.1     0.1
Remodel expenses.....................................         -        -               -       -
Relocation expenses..................................       1.5      0.1             2.0     0.1
Pre-opening expenses.................................       2.6      0.1             0.2       -
                                                       --------------------------------------------
Total................................................    $587.6     23.6%         $528.2    25.0%
                                                       ============================================

International Segment

                                                                 Three Months Ended May 31
                                                               2006                   2005(a)
                                                                   % of                     % of
(Dollar amounts in millions)                                 $     Sales              $     Sales
---------------------------------------------------------------------------------------------------
Store expenses.......................................     $41.0     31.2%         $ 34.3    30.3%
General and administrative expenses..................       9.7      7.4            20.3    18.0
Stock-based compensation expense.....................       1.1      0.9             0.2     0.2
                                                       --------------------------------------------
Total................................................     $51.8     39.4%         $ 54.8    48.4%
                                                       ============================================

(a)Certain items in general and administrative expenses have been reclassified to store expenses to conform with current presentation. The company has reclassified fiscal 2006 stock-based compensation expense from a separate line on the statements of operations to selling, general and administrative expenses, and reclassified interest income from selling, general and administrative expenses to a separate line on the statements of operations.

Selling, general and administrative expenses were 24.4 percent of total sales in the first quarter,  compared with 26.2 percent of total sales in the same period last year. The domestic  segment  contributed  134 basis points to the 174 basis
point  decrease  in  the  consolidated   expense-to-sales  ratio.  The  domestic
segment's improvement primarily reflects leverage of payroll as well as rent and occupancy  expenses.  These  improvements  were partially  offset by incremental
expenses   related  to  investments   in  information   systems  and  innovation
activities.

The  international  segment  contributed  40 basis points to the decrease in the consolidated  expense-to-sales  ratio. For the first quarter of fiscal 2006, the international  segment's  general and  administrative  expenses  included  $11.9 million in brand transition expenses.

Net Earnings (Loss) from Continuing Operations
The fiscal 2007 first quarter net earnings from  continuing  operations  totaled
$5.0 million, or 3 cents per share, compared with a net loss of $11.9 million, or 6 cents per share, for the first quarter of fiscal 2006.

Net Loss from Discontinued Operations
In the first quarter of fiscal 2007, the net loss from discontinued operations totaled $0.4 million and related to operations of a domestic segment subsidiary that is held for sale. In the first quarter of fiscal 2006, the net loss from discontinued operations totaled $1.2 million and related to a domestic segment subsidiary, MusicNow, Inc., which was sold in October 2005.

Cumulative Effect of Change in Accounting Principle
In the first  quarter of fiscal  2007,  the  company  adopted  SFAS No.  123(R),
"Share-Based   Payment,"  using  the  modified  prospective  transition  method, resulting in a non-cash after-tax benefit of $1.8 million.

Financial Condition
At May 31, 2006, Circuit City had cash, cash equivalents and short-term investments of $634 million, compared with $817 million at May 31, 2005. The year-over-year change in the cash balance reflects the use of $292 million to repurchase common stock.

Merchandise inventory increased 15.4 percent to $1.93 billion from $1.67 billion last year, driven by increases in purchases across many product categories to support increased sales trends and improved customer encountered in-stock positions. In particular, purchases of PC hardware were increased to support in-stock positions throughout the current product cycle, compared with shortages in the prior year. Merchandise payable increased 19.0 percent to $996 million from $836 million due primarily to increased purchases. Net-owned inventory, compared with the prior year, increased by $99 million, of which domestic net-owned inventory increased by $81 million. The increase in net-owned inventory was due to inventory increases to support strong sales trends as well as the timing of receipt of purchases. The company reaffirms its commitment to reduce fiscal year-end domestic net-owned inventory by $50 to $100 million.

Long-term debt, including current installments, increased to $57 million from $22 million in the previous year due primarily to store-related capital leases.

Capital expenditures, net of landlord reimbursements, for the first quarter totaled $34 million.

Stock Buyback
Circuit City  continued to repurchase  stock,  consistent  with the board's $800 million  authorization.  As of May 31, 2006,  the company had  repurchased  49.6 million  shares  under this  authorization  at a cost of $733  million.  Of this total, repurchases during the first quarter totaled 1.7 million shares at a cost of $50 million.

Fiscal 2007 Outlook
The company continues to expect the following in fiscal 2007:

o    consolidated net sales growth of 7 percent to 11 percent
o    domestic  segment  comparable  store sales  growth of five percent to seven percent
o    depreciation  and  amortization  expense of  approximately  $180  million
o    incremental   expenses  related  to  investments  in  information  systems, multi-channel  capabilities  and  innovation  activities  that  will  total approximately 100 basis points as a percentage of sales
o    earnings  from  continuing  operations  before  income  taxes  (EBT)  as  a percentage of sales of 2.0 to 2.4
o    capital expenditures, net of landlord reimbursements, of approximately $280 million
o    reduction in domestic segment  net-owned  inventory from February 28, 2006, to February 28, 2007, of $50 million to $100 million

The fiscal 2007 outlook is based on the following assumptions:
o    continued   sales  growth  in  key  product  areas   including  flat  panel
     televisions, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in Web-originated sales
o    store traffic  relatively  unchanged from the prior year, an improvement in the sales  conversion rate and an increase in the average sales dollars per ticket
o    return to profitability in the international segment
o    increased  sales from  domestic  segment new store  openings,  relocations, store refreshes and category resets
o    continued  improvement  in  the  customer  experience  that  increases  the conversion rate
o    improved customer-encountered inventory in-stock levels
o    stable competitive and macroeconomic environments

Domestic segment Superstore openings and estimates are as shown in the following table. The timing of store openings depends upon a number of factors and can change during the year. The company expects approximately one third of the openings to be in the 20,000 square foot format. The company also plans to remodel two locations, one of which was completed in the first quarter.

Domestic Segment Superstore Openings(a)

                                               Q1     Q2     Q3      Q4     FY07
-----------------------------------------------------------------------------------
Incremental Superstores....................     3      4      7      8-10   22-24
Relocated Superstores......................     2      0      5      3-5    10-12
                                             --------------------------------------
Total expected Superstore openings.........     5      4     12     11-15   32-36
                                             ======================================

(a) First quarter openings are actual. On February 28, 2006, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2007. The replacement store is included in relocations for the first quarter of fiscal 2007.

Expenses related to domestic store relocations, remodeling and store refresh activities are expected to total approximately $34 million. The company expects that the consolidated effective income tax rate applicable to results from continuing operations will be 36.2 percent.

The company's estimate of capital expenditures includes $127 million for relocations, new store construction, store refreshes and category resets.
Information  systems  capital  expenditures  are expected to total $118 million.
Distribution  and other capital  expenditures are expected to total $24 million.
Net capital expenditures of $11 million are anticipated for the international segment.

Segment Performance Summary

Domestic Segment Performance Summary

                                                         Three Months Ended
                                                               May 31
(Amounts in millions)                                     2006          2005
------------------------------------------------------------------------------
Net sales............................................   $  2,485.5   $ 2,114.7
Gross profit.........................................   $    594.9   $   512.9
Selling, general and administrative expenses.........   $    587.6   $   528.2
Net earnings (loss) from continuing operations.......   $      9.3   $    (5.9)

International Segment Performance Summary

                                                         Three Months Ended
                                                               May 31
(Amounts in millions)                                     2006       2005
------------------------------------------------------------------------------
Net sales............................................   $    131.5    $ 113.2
Gross profit.........................................   $     45.5    $  45.0
Selling, general and administrative expenses.........   $     51.8    $  54.8
Net loss from continuing operations..................   $     (4.3)   $  (6.0)

Conference Call Information
Circuit City will host a conference  call for investors at 11:00 a.m. EDT today.
Investors in the United States and Canada may access the call at (800) 399-0127.
Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through June 26. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706)
645-9291. The access code for the replay is 1341893. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit  City  Stores,   Inc.  is  a  leading  specialty  retailer  of  consumer
electronics.  At May 31, the domestic  segment operated 630 Superstores and five other locations in 158 U.S. media markets. At May 31, the international  segment operated  through 951 retail stores and dealer  outlets in Canada.  Circuit City also operates Web sites at www.circuitcity.com and at www.thesource.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(2) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (3) the company's ability to generate sales and margin growth through expanded service offerings,
(4) the availability of real estate that meets the company's criteria for new and relocating stores, (5) the cost and timeliness of new store openings and relocations, (6) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (7) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (8) the ultimate outcome of the InterTAN litigation with RadioShack
Corporation, (9) the company's ability to implement sales and profitability improvements for the international segment, (10) customer acceptance of the re-branded company- owned stores and dealer outlets in Canada, (11) a continued strong product cycle for consumer electronics, (12) the possibility of adverse changes in general economic conditions, and (13) the accuracy of the assumptions underlying the company's projected 2007 results as discussed under "Fiscal 2007
Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City
Stores,  Inc.  Annual Report on Form 10-K for the fiscal year ended February 28,
2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact:     Bill Cimino, Director of Corporate Communications, (804) 418-8163
             Corey Benjamin, Investor Relations, (804) 527-4033
             Jessica Clarke, Investor Relations, (804) 527-4038





                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                  (Amounts in thousands except per share data)



                                                                                  2006                         2005

NET SALES                                                                  $       2,616,973            $       2,227,850
Cost of sales, buying and warehousing                                              1,976,596                    1,669,958
                                                                             ----------------             ----------------

GROSS PROFIT                                                                         640,377                      557,892

Selling, general and administrative expenses                                         639,368                      583,008
                                                                             ----------------             ----------------

OPERATING INCOME (LOSS)                                                                1,009                      (25,116)

Interest income                                                                        7,046                        6,292

Interest expense                                                                         212                          415
                                                                             ----------------             ----------------

Earnings (loss) from continuing
     operations before income taxes                                                    7,843                      (19,239)

Income tax provision (benefit)                                                         2,837                       (7,356)
                                                                             ----------------             ----------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                                         5,006                      (11,883)

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                                           (407)                      (1,226)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLE, NET OF TAX                                                             1,773                            -
                                                                             ----------------             ----------------

NET EARNINGS (LOSS)                                                        $           6,372            $         (13,109)
                                                                             ================             ================


Weighted average common shares:
        Basic                                                                        171,054                      184,729
                                                                             ================             ================

        Diluted                                                                      176,256                      184,729
                                                                             ================             ================


EARNINGS (LOSS) PER SHARE:
     Basic:
        Continuing operations                                              $            0.03            $           (0.06)
        Discontinued operations                                            $               -            $           (0.01)
        Change in accounting principle                                     $            0.01            $               -
        Net earnings (loss)                                                $            0.04            $           (0.07)


     Diluted:
        Continuing operations                                              $            0.03            $           (0.06)
        Discontinued operations                                            $               -            $           (0.01)
        Change in accounting principle                                     $            0.01            $               -
        Net earnings (loss)                                                $            0.04            $           (0.07)





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      May 31
                                                                          2006                        2005
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         392,422           $         543,649
Short-term investments                                                       241,863                     273,389
Accounts receivable, net of allowance for doubtful accounts                  211,582                     199,673
Merchandise inventory                                                      1,931,370                   1,673,631
Deferred income taxes                                                         25,373                      29,278
Income tax receivable                                                          7,765                      10,094
Prepaid expenses and other current assets                                     63,616                      48,767
                                                                     ----------------            ----------------

Total Current Assets                                                       2,873,991                   2,778,481

Property and equipment, net of accumulated depreciation                      837,394                     704,778
Deferred income taxes                                                         96,709                      90,895
Goodwill                                                                     230,157                     206,267
Other intangible assets, net of accumulated amortization                      29,129                      30,057
Other assets                                                                  43,940                      39,358
                                                                     ----------------            ----------------

TOTAL ASSETS                                                       $       4,111,320           $       3,849,836
                                                                     ================            ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $         995,599           $         836,371
Expenses payable                                                             233,598                     209,283
Accrued expenses and other current liabilities                               409,506                     388,842
Accrued income taxes                                                           8,175                           -
Short-term debt                                                               22,695                           -
Current installments of long-term debt                                         6,933                       1,329
                                                                     ----------------            ----------------

Total Current Liabilities                                                  1,676,506                   1,435,825

Long-term debt, excluding current installments                                49,999                      20,463
Accrued straight-line rent and deferred rent credits                         259,538                     245,713
Accrued lease termination costs                                               76,948                      82,696
Other liabilities                                                            102,571                      90,764
                                                                     ----------------            ----------------

TOTAL LIABILITIES                                                          2,165,562                   1,875,461
                                                                     ----------------            ----------------
Stockholders' Equity:
Common stock                                                                  87,378                      91,491
Capital in excess of par value                                               438,292                     640,635
Retained earnings                                                          1,368,026                   1,221,429
Accumulated other comprehensive income                                        52,062                      20,820
                                                                     ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,945,758                   1,974,375
                                                                     ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,111,320           $       3,849,836
                                                                     ================            ================
